Exhibit 99.1



           Karen Kaplan Elected to ADVO Board of Directors

   WINDSOR, Conn.--(BUSINESS WIRE)--Nov. 6, 2003--ADVO, Inc. (NYSE:
AD) today announced the election of Karen Kaplan, 43, to the Company's Board of Directors. Kaplan is President of advertising agency Hill, Holliday, Connors, Cosmopulos Inc. in Boston, Massachusetts. Hill, Holliday is a subsidiary of The Interpublic Group of Companies, Inc., a group of advertising and specialized marketing and communication services companies with 2002 revenues in excess of six billion dollars. Kaplan joined the firm in 1982 as receptionist and advanced her career in account management, gaining expertise in the consumer, health care, technology, retail and financial services markets. Her firm's client list includes John Hancock, Dunkin' Donuts, CVS Pharmacy, Verizon Wireless, Anheuser-Busch, Tyco, Marshalls and PricewaterhouseCoopers.
   "Ms. Kaplan brings 21 years of advertising experience in markets relevant to ADVO, including consumer and retail. In addition, she has demonstrated strong leadership in business and her community, which will benefit our Board and our Company," said Gary Mulloy, ADVO's Chairman and Chief Executive Officer. "She has been recognized for her achievements in both her career and in her work with charitable agencies. We are happy to have her join our leadership team," he added.
   In addition to her ADVO board membership, Kaplan is a member of the Massachusetts Women's Forum, has been honored by the Greater Boston Chamber of Commerce, and was inducted into YWCA Boston's Academy of Women Achievers. She is vice chair of the board of directors of the Massachusetts Society for the Prevention of Cruelty to Children. She also serves on the board of advisors of Urban Improv and the executive committee of public radio station WBUR-FM. In recognition of her career achievements, Boston Magazine featured Kaplan on its cover as one of the most powerful women in Boston.
   Kaplan holds a Bachelor of Arts degree in French Literature from the University of Massachusetts and lives in Marblehead, Massachusetts with her husband, Ken and her two children, Zack and Elizabeth.

   ADVO is the largest full-service targeted direct mail marketing services company in the United States, with annual revenues of over $1.1 billion. The Company's shared mail advertising programs are distributed weekly and cover up to 100 million U.S. households. This includes its core ShopWise(TM) branded programs distributed on a weekly and monthly basis as well as the reach of its ADVO National Network Extension (A.N.N.E.) programs. Additionally, the Company's consumer web site, ShopWise.com, provides targeted Internet access to consumers. ADVO's subsidiary, MailCoups, Inc., produces SuperCoups(R), an advertising solution for local neighborhood businesses. ADVO launched the America's Looking For Its Missing Children(R) program in partnership with the National Center for Missing & Exploited Children and the United States Postal Service in 1985, and ADVO's missing child cards are responsible for safely recovering 131 children. ADVO has 21 mail processing facilities and 34 sales offices nationwide. ADVO's corporate headquarters are located at One Targeting Centre, Windsor, Connecticut 06095. The Company can be visited at its Web site at www.advo.com.

    CONTACT: ADVO, Inc.
             Corporate Communications:
             Mary Lou Dlugolenski, 860-285-6197